UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_________________________

FORM 8-K
 _________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported):  June 30, 2014

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TRUEBLUE, INC.
________________________________________________________________________
(Exact Name of Registrant as Specified in Its Charter)

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Washington
(State or Other Jurisdiction of Incorporation)

001-14543	91-1287341
(Commission File Number)	(IRS Employer Identification No.)

1015 A Street, Tacoma, Washington	98402
(Address of Principal Executive Offices)	(Zip Code)
(253) 383-9101
(Registrant's Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

 _________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

In connection with the completion of its acquisition of Staffing Solutions Holdings, Inc., a Delaware corporation ("Seaton"), on June 30, 2014 TrueBlue, Inc. (the "Company") entered into a Second Amended and Restated Credit Agreement with Bank of America, N.A., as administrative agent and collateral agent, Wells Fargo Bank, National Association, and PNC Capital Markets LLC, as joint lead arrangers and joint book runners, Wells Fargo Bank, National Association and PNC Capital Markets LLC, as co-documentation agents, and the lenders that are parties thereto (the "Revolving Credit Facility").  The Revolving Credit Facility amends and restates the Company's Amended and Restated Credit Agreement dated as of September 30, 2011 (as subsequently amended) and replaces Seaton's existing credit facility.

The Revolving Credit Facility provides for a secured revolving credit facility of up to a maximum of $300 million, matures in five years and provides for the following:

  • Borrowing Base. The amount the Company can borrow under the Revolving Credit Facility is calculated according to a formula that is based upon the sum of (a) 90% of eligible billed receivables, plus (b) the lesser of (i) 85% of eligible unbilled accounts receivable and (ii) 15% of all eligible receivables, plus (c) $17,437,500 for Eligible Real Property; minus (d) certain reserves, including a reserve for temporary worker payroll.

• Accordion. The Revolving Credit Facility contains an accordion feature which, subject to lender approval, provides the Company with the option to increase the total amount of the facility up to $400 million.

• Loan fees and interest. Under the terms of the Revolving Credit Facility, the Company pays a variable rate of interest on the outstanding principal balance, a fee on outstanding letters-of-credit and an unused commitment fee.  These rates are based on LIBOR or the Base Rate (prime rate/daily 1-month LIBOR), plus an applicable spread based on Excess Liquidity as a percentage of the total commitments, as set forth below:

Excess Liquidity as a percentage of the Total Commitments	Base Rate Revolving Loans	LIBOR Revolving Loans	Letters of Credit
Greater than 75%*	.25%	1.25%	1.25%
Greater than 50% to 75%	.50%	1.50%	1.50%
Greater than 25% to 50%	.75%	1.75%	1.75%
Equal to or less than 25%	1.00%	2.00%	2.00%

* Top tier pricing is available only if the Company achieves a Funded Debt to Consolidated EBITDA ratio of less than 1.5:1.0.

"Excess Liquidity," is the amount equal to (i) unused borrowing capacity under the Revolving Credit Facility plus (ii) certain unrestricted cash and cash equivalents.

An unused commitment fee rate of (i) 0.375% when utilization is less than 25%, or (ii) 0.25% when utilization is greater than or equal to 25%, is also applied against the unused portion of the Revolving Credit Facility. Under the terms of the Revolving Credit Facility, letters-of-credit are priced at the margin in effect for LIBOR loans plus a fronting fee of 0.125%.

• Collateral. Obligations under the Revolving Credit Facility will be secured by substantially all of the Company's and its domestic subsidiaries' personal property and the Company's headquarters located in Tacoma, Washington.

On June 30, 2014, the Company issued a press release announcing the consummation of the Seaton acquisition, including the Revolving Credit Facility, which is included as Exhibit 99.1 to this Form 8-K.
Item 2.01.	Completion of Acquisition or Disposition of Assets.

On June 30, 2014, the Company completed its previously announced acquisition of all of the outstanding equity interests of Seaton pursuant to a Stock Purchase Agreement (the "Purchase Agreement"), dated as of June 1, 2014, among the Company, Seaton, and its equityholders.
The cash purchase price for the acquisition was $310 million, subject to certain working capital and other adjustments.  A portion of the purchase price was funded through the entry into the Revolving Credit Facility described in Item 1.01 with Bank of America, N.A., as administrative agent and collateral agent, Wells Fargo Bank, National Association, and PNC Capital Markets LLC, as joint lead arrangers and joint book runners, Wells Fargo Bank, National Association and PNC Capital Markets LLC, as co-documentation agents, and the lenders that are parties thereto.
On June 30, 2014, the Company issued a press release announcing the consummation of the Seaton acquisition, including the Revolving Credit Facility, which is included as Exhibit 99.1 to this Form 8-K.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

To the extent required by Item 2.03 of Form 8-K, the information contained or incorporated in Item 1.01 of this Form 8-K with respect to the Revolving Credit Facility is incorporated by reference in this Item 2.03.
Item 9.01.	Financial Statements and Exhibits.

	(a)	Financial Statements of Businesses Acquired.

The financial statements required by Item 9.01(a) will be filed by amendment to this Form 8-K as soon as practicable, but not later than 71 calendar days after the date on which this Form 8-K was required to be filed.

	(b)	Pro Forma Financial Information.

The pro forma financial information required by Item 9.01(b) will be filed by amendment to this Form 8-K as soon as practicable, but not later than 71 calendar days after the date on which this Form 8-K was required to be filed.

(d)	Exhibits

99.1	Press Release of the Company dated June 30, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUEBLUE, INC.
(Registrant)

Date: June 30, 2014	By: /s/ JAMES E. DEFEBAUGH James E. Defebaugh Executive Vice President, General Counsel and Secretary